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                                                                    Exhibit 99.1

[LOGO] Progress Energy

Quarterly Report to Holders of Contingent Value Obligations
For the Quarter Ended June 30, 2001

To: Holders of Contingent Value Obligations:

This is the quarterly report for the synthetic fuel plants owned by Solid Energy LLC, Ceredo Synfuel LLC, Solid Fuel LLC, and Sandy River Synfuel LLC ("the Earthco plants") for the quarter ending June 30, 2001.

Overview
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There are currently 98.6 million Contingent Value Obligations (CVOs) issued and outstanding. CVOs were issued as a result of the Progress Energy, Inc. (Progress Energy) and Florida Progress Corporation share exchange, which occurred on November 30, 2000. For every Florida Progress Corporation share owned at that time, one CVO was issued.

Each CVO represents the right to receive contingent payments, based on the net after-tax cash flow generated by the Earthco plants. Qualifying synthetic fuel plants entitle their owners to federal income tax credits based on the barrel of oil equivalent of the synthetic fuel produced and sold by these plants. In the aggregate, holders of CVOs are entitled to payments equal to 50% of any net after-tax cash flow generated by the Earthco plants in excess of $80 million per year for each of the years 2001 through 2007. Payments on the contingent value obligations will not be made until tax audit matters are resolved. Based on past tax audit experience, it is anticipated that payments will not begin before 2007.

For purposes of calculating CVO payments, net after-tax cash flows include the taxable income or loss for the Earthco plants adjusted for depreciation and other non-cash items plus income tax benefits, and minus income tax incurred. The total amount of net after-tax cash flow for any year will depend upon the final determination of the income tax savings realized and the income taxes incurred after completion of the income tax audits. Thus, the estimated after-tax cash flow generated by the Earthco plants could increase or decrease due to changes in the income tax savings realized for the year.

This is only an overview of the terms of the CVOs. The legal documents governing the CVOs contain significant additional information.

Results of Operations
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The estimated net after-tax cash flow deficits for the quarter and calendar year to date for each of the Earthco plants are as follows:

                           2nd Quarter               Year to Date
                           -----------               ------------
Solid Energy LLC           $(15.1) million           $(22.5) million
Ceredo Synfuel LLC         $(10.8) million           $(15.3) million
Solid Fuel LLC             $ (6.7) million           $ (8.2) million
Sandy River Synfuel LLC    $(11.6) million           $(23.6) million

An estimated $110.1 million in synthetic fuel tax credits were generated, but not realized nor included in the net after-tax cash flow deficits in the first and second quarter of 2001. The seasonal nature of Progress Energy's business limits the amount of synthetic fuel tax credits Progress Energy may use in calculating its quarterly estimated tax payments. The estimated synthetic fuel tax credits realized for the period and included in the estimates are substantially lower than the synthetic fuel tax credits generated by the Earthco plants, and may not be indicative of the synthetic fuel tax credits to be realized for the entire year.
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Material Developments
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There have been no adjustments or relevant tax proceedings for the above period.
This year, the Internal Revenue Service (IRS) released Revenue Procedure 2001-30 and Revenue Procedure 2001-34 that outline the conditions that must be met to receive a Private Letter Ruling (PLR) for Section 29 tax credits from the IRS. PLRs represent advance rulings from the IRS applying its interpretation of the tax law to an entity's facts for Section 29 credits. The Company continues to pursue PLRs for the Earthco plants.

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Supplemental Information:

Where can I find a current market value of the CVO?
CVOs are traded on the Over The Counter "pink sheets." You will need to contact your broker to obtain a value or you may go on the Internet and visit the following web site: www.pinksheets.com. Click on the "symbol lookup" and type "Progress Energy" in the "Search for a security" site, click "go" then click on "quote" to obtain the latest quote.

How can I purchase or sell CVOs?
You will need to contact a broker to purchase or sell CVOs.

What is the cost basis in the CVOs?
For federal income tax reporting purposes, the Company will treat 54.5 cents as the fair market value of each CVO that was issued on November 30, 2000, the effective date of the share exchange. That amount is the average of the reported high and low trading prices of the CVOs on the NASDAQ Over The Counter Market on November 30, 2000. If you received your CVOs in the share exchange, the fair market value of the CVOs on the date of the share exchange, 54.5 cents, is to be used as your tax basis for your CVOs. If you acquired your CVOs after the share exchange, please consult your tax advisor for your tax basis.

Who is the Securities Registrar and Transfer Agent for the CVOs?
Mellon Investor Services is the Securities Registrar and Transfer Agent. The address is:

Mellon Investor Services
P.O. Box 3338
South Hackensack, NJ 07606-1938

Call toll free 1 877-711-4092